VARIABLE INSURANCE PORTFOLIO

ADMINISTRATIVE FEE AGREEMENT

THIS VARIABLE INSURANCE PORTFOLIO ADMINISTRATIVE FEE AGREEMENT (“Agreement”) is entered into as of May 1, 2024 ("Effective Date") by and between T. Rowe Price Services, Inc. ("Price Services") and Modern Woodmen of America (the "Society").

WHEREAS, T. Rowe Price Investment Services, Inc. (the “Underwriter”) and the Society have entered into a participation agreement dated April 11, 2002 (the “Participation Agreement”), as amended, in order to facilitate investments in certain T. Rowe Price VIP funds (each a “Portfolio” and collectively, the “Portfolios”);

WHEREAS, the Portfolios are Maryland corporations registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (the “‘40 Act”) as open-end investment management companies and serve as funding vehicles for the Company’s variable annuity certificates (the “Certificates”), and, as such, sells its shares to insurance companies and their separate accounts (“Separate Accounts”);

WHEREAS, the Society is an Illinois fraternal benefit society which issues the Certificates supported by a Separate Account which is registered with the SEC as a unit investment trust under the ‘40 Act;

WHEREAS, the Society performs Certificate Holder accounting, recordkeeping and other administrative services with respect to the accounts maintained by the Society for the benefit of the Certificates and underlying accounts held by Certificate Holders as further described in Section 1 below (“Administrative Services”);

WHEREAS, the Portfolios have instituted a program ("Program") whereby they may, in their discretion, pay the Society a fee to compensate the Society for certain expenses incurred as a result of providing such Administrative Services to the Certificate Holders, provided the Society meets the criteria set forth below;

WHEREAS, Price Services has the authority to enter into this Agreement on behalf of the Portfolios and will calculate and distribute the payment owed to the Society on behalf of the Portfolios; and

WHEREAS, the parties believe they would benefit from participating in the Program.

NOW, THEREFORE, it is agreed as follows:

1.                  Administrative Services. The Society agrees to provide, and incur all expenses incident to providing, Administrative Services with respect to investment in the Portfolios by the Separate Account. The Society agrees to promptly notify Price Services in writing if it or its agent ceases to perform any of the Administrative Services described in this Section 1. It is anticipated that such services will include but shall not be limited to:

a.	Transmission of net purchase and net redemption orders to Price Services;

b.	Maintenance of separate records for each Certificate Holder reflecting Portfolio shares purchased and redeemed (including the date and share price for all transactions) and share balances;

c.	Mailing of shareholder confirmations, proxy materials and periodic statements and reports to Certificate Holders as required by applicable law;

d.	Processing dividend payments;

f.	Telephonic support to respond to questions regarding services including, but not limited to, responding to inquiries of Certificate Holders regarding, among other things, Portfolio share price and account balances;

g.	Provision of applicable tax-reporting and withholding pursuant to the Internal Revenue Code of 1986, as amended;

h.	Compliance with the Bank Secrecy Act, USA PATRIOT Act (including rules, regulations and regulatory guidance of the SEC, FINRA or any other applicable self- regulatory organization), as required by applicable law, as well as economic sanction programs administered by the U.S. Treasury Department’s Office of Foreign Asset Control (“OFAC”); and

i.	Provision of other Administrative Services as shall be mutually agreed upon from time to time by the parties.

2.       Payment for Administrative Services. In consideration of the Society providing the services outlined in Section 1 of this Agreement, Price Services, on behalf of each Portfolio and/or class of shares identified in the Portfolio’s Statement of Additional Information as having adopted the Program, with respect solely to the investment in such Portfolio by the Society, shall pay the Society on a monthly basis the fee set forth on Schedule A of this Agreement ("AFP Payment"); provided, however:

a.	The Society agrees to promptly notify Price Services of any changes in account information that may impact Payment, including but not limited to: new accounts, change in account registration, or addition of new accounts due to a merger, acquisition or other corporate action;

b.	AFP Payments will begin the calendar month in which Price Services receives the fully-executed Agreement; and

c.	At the request of Price Services, the Society shall provide written certification that it continues to perform the Administrative Services listed in Section 1.

3.       Nature of Payments. The AFP Payments described under Section 2 are the responsibility of the applicable Portfolio, not Price Services or any of its affiliates. Unless otherwise stipulated, AFP Payment shall be made to the Society. The Society must notify Price Services if the Society hires a service provider that will receive payment on the Society’s behalf.

4.       Representations and Warranties of Price Services.

Price Services represents and warrants to the Society that:

a.	It is a corporation duly organized, existing and in good standing under the laws of the State of Maryland.

b.	It is authorized to enter into this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of or on behalf of the Portfolios.

c.	It agrees to notify the Society promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement.

d.	In case of any requests or demands for inspection of records of a Portfolio by any governmental agency or otherwise pertaining to any aspect of the duties covered by this Agreement, Price Services will promptly notify the Society in writing as to such inspection prior to turning over such records, unless prohibited by law.

5.           Representation, Warranties and Covenants of the Society.

The Society represents, warrants and covenants to Price Services that:

a.	The Society is a fraternal benefit society duly organized, existing in good standing under the laws of the state of Illinois.

b.	It has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement, and the performance of its obligations hereunder does not and will not violate or conflict with any governing documents or agreements of the Society.

c.	It has all requisite licenses and authority to carry on its business in all jurisdictions in which it conducts business.

d.	It has the necessary facilities, equipment and qualified personnel to perform, and will perform, its duties and obligations hereunder in accordance with

(i) the terms of this Agreement, in a businesslike and competent manner, (ii) all laws, rules and regulations, and (iii) the Portfolios’ prospectuses and SAIs.

e.	In case of any requests or demands for the inspection of records of a Portfolio by any governmental agency or otherwise pertaining to any aspect of the duties covered by this Agreement, it will promptly notify Price Services in writing as to such inspection prior to turning over such records, unless prohibited by law.

f.	It recognizes and agrees that each Portfolio’s AFP Payment to the Society under this Agreement represents compensation for Administrative Services only and does not constitute payment in any manner for investment advisory services or for costs of distribution of the Portfolio’s shares.

g.	It warrants that the AFP Payment described in Section 2 shall be in addition to and not duplicative of any fees received for other services performed by the Society for any T. Rowe Price Portfolios offered by the Society.

h.	It will disclose to Certificate Holders the fee arrangements provided for in this Agreement, as required by applicable laws.

i.	It agrees to notify Price Services promptly in the event that it is, for any reason, unable to perform any of its obligations under this Agreement or it ceases to perform the Services with respect to any Certificate invested in a Portfolio for which the Society is being paid the AFP Payment.

j.	The Society may legally receive the AFP Payment contemplated by the Agreement and its acceptance of the AFP Payment is in accordance with all applicable rules and regulations, including the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code. The Society represents and warrants that: (a) its receipt of compensation pursuant to the Agreement will not constitute a non-exempt “prohibited transaction” within the meaning of ERISA § 406 and IRC § 4975; and (b) receipt of such compensation has been fully disclosed as required under ERISA and all applicable laws, rules and regulations.

6.           Liability and Indemnification.

a.	Price Services shall indemnify, defend and protect the Society, its employees, officers and directors, and each Portfolio and hold each of them harmless from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, reasonable counsel fees, and expenses of any nature it or they incur (“Losses”) arising out of or from: (i) any material breach by Price Services of any representation, warranty, covenant, or agreement contained in this Agreement; and (ii) any actions of Price Services in connection with the performance of the Services to the extent such actions constitute willful misfeasance, bad faith or negligence by Price

Services; provided, the Society has not acted with bad faith, willful misfeasance or negligence.

b.	The Society shall indemnify, defend and protect Price Services, its employees, officers, directors, each Portfolio, each Portfolio’s officers and directors/trustees, and hold each of them harmless from and against any and all Losses arising out of or from (i) any material breach by the Society of any representation, warranty, covenant, or agreement contained in this Agreement; and (ii) any actions of the Society in connection with the performance of the Administrative Services to the extent such actions constitute willful misfeasance, bad faith or negligence by the Society; provided, Price Services has not acted with bad faith, willful misfeasance or negligence.

In order that the indemnification provisions contained herein shall apply, upon the assertion of a Loss for which a party may be required to indemnify another party, the party seeking indemnification shall promptly notify the other party of such assertion of Loss and shall keep the other party advised with respect to all developments concerning such Loss. The party who may be required to indemnify shall have the option to participate at its expense with the party seeking indemnification in the defense of such Loss. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

7.            Standard of Care. The Society shall exercise the degree of care, skill, prudence, and diligence under the circumstances that a reasonable and prudent person acting in like capacity would use in providing the services described in, and in performing its duties and obligations under, this Agreement. Subject to the terms herein, the Society shall be liable for damages incurred by Price Services resulting from the Society’s negligence, bad faith, reckless disregard or willful misconduct in its performance of its duties hereunder; provided, Price Services has not acted with bad faith, willful misfeasance or negligence.

8.            Security. The Society represents and warrants that it has implemented procedures and systems reasonably designed to safeguard from loss or damage due to theft, fire or otherwise its records, data, equipment, facilities and property used in performance of its services hereunder. It will at all times maintain adequate and customary insurance to conduct its business as well as business continuity and disaster recovery and IT/cyber security procedures.

9.            Term. This Agreement shall remain in full force and effect until either party provides the other with 30 days written notice of its intent not to continue the Agreement. This Agreement and all obligations hereunder shall terminate automatically upon the redemption of the Society’s investments in the Portfolios. The Portfolios reserve the right to decrease the Payment made by any Portfolio with 30 days written notice to the Company.

10.         Confidentiality. Price Services and the Society agree that all non-public books, records, information and data pertaining to the business of the other or the Plans/Participants that are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed by either party without the prior written consent of the other party, except to the extent necessary to comply with applicable law or by such party to carry out this Agreement or an order of any court, governmental agency or regulatory body of competent jurisdiction.

11.         Agreement. In the event of any inconsistency between this Agreement and any other written or oral agreement between the Society and Price Services or any of its affiliates, the terms and conditions of this Agreement will govern. For the avoidance of doubt this Agreement terminates the Letter Agreement between T. Rowe Price Associates, Inc. and the Society dated August 17, 2022 provided; however, that any Distribution Services Agreement, or other agreement governing the payment of a Portfolios’ 12b-1 fees, as applicable, between the Society and Underwriter originally intended to supplement the Letter Agreement, will now be read to supplement this Agreement, as appropriate. Notwithstanding anything to the contrary in this Agreement, all purchases and sales of Portfolios are subject to the terms of the Portfolio's prospectus. This Agreement may not be assigned by any party without the prior written consent of the other parties. Schedule A constitutes a part of this Agreement.

12.         Governing Law. This Agreement shall be construed in accordance with the laws of the State of Maryland.

13.         Severability.     If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

14.         Assignment.     Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Party.

15.         Notice. Notices hereunder shall be in writing or e-mail and shall be addressed to a party either at its address below or at a changed address specified by it in a notice to the other party hereto.

Society:

Modern Woodmen of America

Attn: Legal Department

1701 1st Ave

Rock Island, IL 61201

E-mail: legal.department@modern-woodmen.org

Price Services:

T. Rowe Price Services, Inc.

4515 Painters Mill Road

Owings Mills, Maryland 21117

Attn: Legal Department

Email: afp@troweprice.com

16.       Portfolios. The term "Portfolio" as defined in this Agreement includes only those Portfolios offered by the Society. The obligations of each Portfolio are several and not joint; no Portfolio is responsible for the obligations of any other Portfolio.

17.       Amendment. This Agreement may be amended only upon mutual agreement of the parties hereto in writing.

18.       Survival. The provisions of Section 6 and Section 10 shall survive the termination of this Agreement.

19.       Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original, but all counterparts, when taken together, shall constitute one and the same agreement. Each party may execute this Agreement by applying an electronic signature using DocuSign or any other electronic signature method and acknowledges, agrees, and confirms that the use of such an electronic signature program shall result in a reliable and valid delivery of such party’s signature to this supplement and each party agrees that it will not challenge the validity of this Agreement based solely upon the use of an electronic signature.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the Effective Date.

MODERN WOODMEN OF AMERICA

By:	/s/ Todd Swanson

Name:	Todd Swanson

Title:	Chief Financial Officer and SVP

Date:	April 9, 2024

T. ROWE PRICE SERVICES, INC.

By:	/s/ William Presley

Name:	William Presley

Title:	Vice President

Date:	April 10, 2024

SCHEDULE A

1.        In consideration of the Administrative Services to be provided by the Society, Price Services, on behalf of each Portfolio, shall make monthly AFP Payments to the Society at an annualized rate of up to 0.15% of the average daily net asset value of all the Society’s aggregate investments in the Portfolios maintained in omnibus accounts.

2.       AFP Payment amounts will be calculated based on the average daily net asset value of shares of the Portfolios held by the Society during each month. To calculate this AFP Payment, the Society's aggregate investment in the Portfolios (net asset value per share of each Portfolio multiplied by total number of shares held by the Society in each Portfolio) will be calculated for each calendar day during the month and divided by the total number of calendar days during such month. (For example, on a day when the Society has no assets in the Portfolios, a “0" balance will count for that day when computing the average daily balance for the month.) The AFP Payment contemplated by this Paragraph shall be calculated by Price Services at the end of each calendar month and will be paid to the Society within 30 calendar days thereafter.

3.        The Society agrees to review the AFP Payments described in this Schedule A, and calculated each month by Price Services, and notify Price Services within thirty (30) business days after receipt of such AFP Payment, including non-receipt of AFP Payment, if the Society believes there are any discrepancies between its records and the payment. Price Services shall not issue back payments except in the event the Society provides such discrepancy notification.

4.        The Society acknowledges that Price Services may make payments at the direction of the entity submitting trades directly to Price Services (“Trade Facilitator”) for the Society’s accounts invested in the Portfolios. If Trade Facilitator fails to designate the Society as the AFP Fee Payment recipient, Price Services reserves the right to cease payment or to pay the Trade Facilitator, in its sole discretion, and shall not be responsible for non-payment or disputed fees between the Company and the Trade Facilitator.